Exhibit 16.2

October 7, 2025

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the disclosures under the section titled “Change in Accountants” (the “Disclosures”) in the Registration Statement on Form S-1 of Twin Hospitality Group Inc. (the “Company”) to be filed by the Company with the U.S. Securities and Exchange Commission on or about October 7, 2025, and we are in agreement with the third paragraph of the Disclosures as it relates to our firm.

We have no basis to agree or disagree with other statements contained in the Disclosures.

/s/ CohnReznick LLP
Los Angeles, California